Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:

Kristyn Farahmand	Steve Iaco	Paul Howlett
CBRE-Investors	CBRE-Media	Turner & Townsend-Media
+1 214 863 3145	+1 212 984 6535	+44 (0) 7852 434000

CBRE Completes Acquisition of Majority Interest In and Strategic Partnership with Turner & Townsend

Dallas, TX, and London, UK – November 2, 2021 – CBRE Group, Inc. (NYSE:CBRE) and Turner & Townsend Holdings Limited today announced the companies have completed their previously announced transaction whereby CBRE has acquired a 60% ownership interest in, and entered into a strategic partnership with, Turner & Townsend.

Turner & Townsend provides program management, cost consultancy, project management and advisory consulting services for clients in 46 countries. It operates across three business segments: Real Estate – serving investors and occupiers across all property types, including data centers and life-science properties; Infrastructure – notably, transportation, environmental and power generation projects, and Natural Resources – renewable energy, alternative fuels, liquified natural gas and other projects.

The strategic partnership between CBRE and Turner & Townsend establishes the premier, global provider of program, project and cost management, underpinned by a unique client offer.

“This is a very exciting step that advances CBRE’s diversification strategy across four dimensions – asset types, lines of business, clients and geographies,” said Bob Sulentic, the company’s president and chief executive officer. “Public and private sector infrastructure investment and the drive to a low-carbon economy are fueling secular growth opportunities in project management. Turner & Townsend is by far the best firm to help us realize our ambitions for this business. Their first-rate brand and capabilities – when combined with our own – will enable both firms to best serve clients and capture the sizeable opportunities in the marketplace.”

“As asset classes evolve and the world transitions to net zero, clients require even greater sector specialization and industry insight to drive value and unlock opportunities. CBRE and Turner & Townsend will meet this need by aligning our skillsets, providing access to a global talent pool of more than 16,000 program, project and cost managers as well as the industry’s largest repository of project performance data. The combination of our talented team, operational independence, global footprint and commitment to investment will deliver significant benefits for clients while providing a great place for our people to advance their careers,” said Vincent Clancy, chairman and chief executive officer of Turner & Townsend.

Mr. Clancy and the existing management team will continue to run Turner & Townsend, and all its services are being delivered under the Turner & Townsend brand.

CBRE Press Release

As previously announced, CBRE has acquired a 60% stake for approximately £960 million ($1.3 billion) in cash, with 55% paid upon closing. The transaction preserves Turner & Townsend’s existing leadership team, heritage, operational independence and partnership structure, which will hold the remaining 40% ownership interest. The transaction values Turner & Townsend at approximately £1.6 billion ($2.2 billion) and is expected to be immediately accretive to CBRE’s earnings.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE: CBRE), a Fortune 500 and S&P 500 company headquartered in Dallas, is the world’s largest commercial real estate services and investment firm (based on 2020 revenue). The company has more than 100,000 employees serving clients in more than 100 countries. CBRE serves a diverse range of clients with an integrated suite of services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Turner & Townsend

Founded in 1946, Turner & Townsend, based in the United Kingdom, is an independent professional services company specializing in program management, project management, cost and commercial management and advisory services across the real estate, infrastructure and natural resources sectors. It employs more than 7,000 professionals in 112 offices and serves clients in 46 countries.

Forward-Looking Statements

Certain of the statements in this release regarding the acquisition of a 60% ownership interest in Turner & Townsend that do not concern purely historical data are forward-looking statements within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Accordingly, actual performance, results and events may vary materially from those indicated in forward-looking statements, and you should not rely on forward-looking statements as predictions of future performance, results or events. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in forward-looking statements, including, but not limited to, the continued growth of the commercial real estate, infrastructure and natural resources markets globally, and the ability of CBRE and Turner & Townsend to work both cooperatively and independently to capture opportunities in these markets as well as other risks and uncertainties discussed in our filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements speak only as of the date of this release. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. For additional information concerning factors that may cause actual results to differ from those anticipated in the forward-looking statements and other risks and uncertainties to our business in general, please refer to our SEC filings, including our Form 10-K for the fiscal year ended December 31, 2020 and Form 10-Q for the quarter ended September 30, 2021. Such filings are available publicly and may be obtained from our website at www.cbre.com or upon request from the CBRE Investor Relations Department at investorrelations@cbre.com.